Exhibit 10.7

PFIZER INC

NONFUNDED SUPPLEMENTAL

RETIREMENT PLAN

The Pfizer Inc Nonfunded Supplemental Retirement Plan (the “Supplemental Plan”) is hereby amended and restated effective January 1, 2005 by Pfizer Inc (the “Company”) to provide supplemental retirement benefits to eligible employees pursuant to the terms and provisions set forth below.

             This Supplemental Plan is intended (1) to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and official guidance issued thereunder (except for Grandfathered Benefit amounts described in Section 3(A)), and (2), for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, to be treated as two separate, unfunded plans. One plan shall be an “excess benefit plan” within the meaning of Section 3(36) of ERISA, and shall be comprised of accruals under the Supplemental Plan that are made solely because of the applicable limitations under Code section 415, plus earnings thereon. All other accruals under the Supplemental Plan, plus earnings thereon, shall be treated as made under a separate “top-hat” plan maintained by the Company primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meanings of Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA.

1.          Through this Supplemental Plan, the Company shall make payments supplementing the amounts payable under the Pfizer Retirement Annuity Plan (the “Annuity Plan”) to retiring employees whose benefits under the Annuity Plan are limited by reason of Code section 415 and, on and after January 1, 1989, Code section 401(a)(17), to amounts less than would be payable under the provisions of the Annuity Plan if calculated without reference to the limitations imposed by Code section 415 and, on and after January 1, 1989, Code section 401(a)(17).

2               Such supplemental payments by the Company shall, in the case of each such employee, be equal to the difference between the benefits payable under the Annuity Plan and the benefits that would be payable under the provisions of the Annuity Plan if calculated without reference to the limitations imposed by Code section 415 and, on and after January 1, 1989, Code section 401(a)(17), and further the Company shall make payments supplementing the amounts payable under the Annuity Plan for employees who elect to defer income under the “Pfizer Inc Nonfunded Deferred Compensation and Supplemental Savings Plan” or its successor by treating such deferred amounts as though they were a part of the employee’s “Creditable Earnings” under the Annuity Plan.

2A.              Notwithstanding Section 2 or any other provision of this Supplemental Plan, the amount of supplemental payments by the Company may, to the extent provided in separate written agreements with an employee, be increased by calculating the benefits payable under the provisions of the Plan which are to be calculated without reference to the limitations imposed by Code section 415 and Code section 401(a)(17) as adjusted in any of the following manners by: (1) imputing additional credited service, which may or may not be taken into account for vesting and participation purposes as determined in the written agreement, (2) imputing additional earnings, and/or (3) offsetting amounts relating to benefits actually paid or payable under qualified or nonqualified plans of prior employers. No such adjustment to the amount of any benefit pursuant to this Section 2A shall affect the time or form of payment of any benefit payable under this Supplemental Plan.

3.          (A) Grandfathered Benefits. With respect to Supplemental Plan benefits that were earned and vested as of December 31, 2004 within the meaning of Code section 409A and regulations thereunder (the “Grandfathered Benefits”), at least six (6) months before an employee ceases to be an employee of the Company, the employee may elect, or may modify an election that the employee had previously made, to receive payment of such supplemental payments by the Company in a lump sum or in annual installments, and provided that in the absence of an election, such supplemental payments by the Company shall be made in ten annual installments (10-year Certain). Calculation of present value shall be made using the Annuity Plan’s actuarial assumptions for payment of lump sums at the time of the benefit commencement date of the Annuity Plan benefit. The lump sum payment or first annual installment payment shall be made in the January coincident with or following the commencement of the employee’s (or spouse’s in the case of the employee’s death prior to commencement) benefit under the Annuity Plan. This Section 3(A) is intended to reflect the requirements of the Supplemental Plan as in effect on October 3, 2004, without any subsequent material modification and shall be interpreted to that effect.

             (B) NonGrandfathered Benefits. With respect to Supplemental Plan benefits that are earned or vested on or after January 1, 2005 (within the meaning of Code section 409A and regulations thereunder (the “NonGrandfathered Benefits”), except as provided in Section 4(B)(ii) and (iii) and Section 7, the employee will receive payment of such supplemental payments by the Company in a lump sum in the January coincident with or following the later of (i) such employee’s “Separation from Service” (within the meaning of Code section 409A) or (ii) attainment of the earliest of the following: (a) attainment of age fifty five (55), or (b), such employee’s age added to years of Creditable Service as determined under the Annuity Plan equaling or exceeding ninety (90). Except in the case of death or a re-deferral under Section 7, when the supplemental annuity payments under this Section are converted to a lump sum form of payment, such lump sum shall be calculated using the actuarial assumptions for calculations of lump sum benefits under the Annuity Plan at the first of the month coincident with or following the later of (i) such employee’s “Separation from Service” (within the meaning of Code section 409A) or (ii) attainment of the earliest of the following: (a) attainment of age fifty five (55), or (b), such employee’s age added to years of Creditable Service as determined under the Annuity Plan equaling or exceeding ninety (90). Notwithstanding the foregoing, payments may not be made to a Key Employee upon Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (within the meaning of Code section 409A). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Key Employee’s Separation from Service (within the meaning of Code section 409A), or, if earlier, the first day of the month after such employee’s death. Key Employees are those employees who are (i) eligible for the Company’s Executive Long-Term Incentive

Program (or successor program) on January 1 of the relevant year, or (ii) treated as a “specified employee” as of his or her Separation from Service under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company or its affiliates, determined in accordance with Code section 409A using a January 1 identification date, and effective for the 12-month period.

             (i) Transition Elections. With respect to employees with NonGrandfathered Benefits that were earned or vested prior to December 31, 2007, transition distribution elections allowing for the election of optional forms of payment other than the lump sum form for NonGrandfathered Benefits, were filed by certain employees with NonGrandfathered Benefits, and such elections shall be enforced and irrevocable except to the extent any NonGrandfathered Benefits are subsequently re-deferred as allowed under Section 7.

             (ii) Death. Notwithstanding any elections under, or provisions of, this Supplemental Plan to the contrary, with respect to NonGrandfathered Benefits, upon the employee’s death, NonGrandfathered Benefits shall be paid to the employee’s beneficiary (to the extent payable), in a lump sum in the January following the later of (i) the employee’s date of death; or (ii) at the time when the employee would have attained the earliest of the following: (a) attainment of age fifty five (55), or (b), such employee’s age added to years of Creditable Service as determined under the Annuity Plan equaling or exceeding ninety (90). Such payment shall be made regardless of any re-deferral by the employee under Section 7, and irrespective of whether the employee was a Key Employee. When the supplemental annuity payments under this Section are converted to a lump sum form of payment, such lump sum shall be calculated using the actuarial assumptions for calculations of lump sum benefits under the Annuity Plan at the first of the month coincident with or following the later of (i) the employee’s death, or (ii) at the time when the employee would have attained the earliest of the following: (a) attainment of age fifty five (55), or (b), such employee’s age added to years of Creditable Service as determined under the Annuity Plan equaling or exceeding ninety (90).

             (iii) Disability. Notwithstanding any elections under, or provisions of, this Supplemental Plan to the contrary, with respect to NonGrandfathered Benefits, such payments shall be paid in a lump sum in the January coincident with or following the latest to occur of: (i) the employee’s cessation of entitlement to benefits under the Company’s long-term disability program; (ii) the employee’s “Separation from Service” (as defined in Code section 409A); or (iii) the employee’s attainment of age 65. If the employee subsequently recovers from Disability and resumes work with the Company, NonGrandfathered Benefits accrued to such date of return to work shall continue to be paid in accordance with the foregoing sentence. Any NonGrandfathered Benefits accrued thereafter shall be governed under Section 3(B).

              (C) Automatic Cash Out. If the lump sum amount of the entire supplemental payment (including both Grandfathered and NonGrandfathered Benefits) is $10,000 or less, such payment of both Grandfathered and NonGrandfathered Benefits shall be made in a lump sum at such time. The calculation shall be performed only once at the first distribution date to occur under Section 3A or 3B.

4.           An employee’s right to supplemental payments hereunder may not be assigned. If an employee does assign such right, the Company may disregard such assignment and discharge its obligation by making payment as though no such assignment had been made.

5.           The Committee may make non-substantive administrative changes to this Supplemental Plan so as to conform with or take advantage of governmental requirements, statutes or regulations.

6.           In addition to the benefit payable under the first sentence of Section 2, if any, the Company shall make a lump sum cash payment to those employees who (i) have attained age fifty (50) on the date of their termination, (ii) accepted the pension enhancement offered to them under the Pfizer Enhanced Employee Separation Program implemented in connection with the April 2003 acquisition of Pharmacia Corporation (the “Enhancement”), (iii) after giving effect to the Enhancement, are eligible for early retirement, normal retirement, or the rule of 90 described under Section 4.2 of the Annuity Plan (the “Rule of 90”), and (iv) were credited with pensionable earnings within the meaning of the Annuity Plan in 2002 of between $103,000 and $200,000. The amount of the lump sum cash payment shall be equal to the difference between (i) and (ii) where: (i) is the present value of the accrued benefit of the employee under the Annuity Plan determined as of the employee’s termination date if calculated (a) by giving effect to a five (5) point enhancement in age and/or service solely for purposes of determining early retirement or normal retirement eligibility under the Annuity Plan and the Rule of 90, but not for purposes of actuarial reduction on account of age under Schedules B or C of the Annuity Plan if the employee has not attained normal retirement age or met the Rule of 90 after taking into account the five (5) point enhancement (but no more than a combined total of five (5) points in the combination of age and service which provides the employee with the greater benefit), and (b) without reference to the limitations of Code sections 415 and 401(a)(17); and (ii) is the present value of the sum of (a) the accrued benefit of the employee under the Annuity Plan determined as of the employee’s termination date and (b) the payments, if any, by the Company to the employee under the first sentence of Section 2 above. Calculation of present value shall be made using the Annuity Plan’s actuarial assumptions for payment of lump sums. Such lump sum payment shall be made as soon as practicable following the employee’s Separation from Service (within the meaning of Code section 409A and regulations thereunder), but in no event more than ninety (90) days following such Separation from Service.

7.          Re-Deferrals. Notwithstanding any election or provision of this Supplemental Plan to the contrary, an employee may make one or more subsequent elections to change the time and form of a payment for a NonGrandfathered Benefit, provided that, except in the case of changing among annuity forms, such an election shall be effective only if the following conditions are satisfied:

             (i) An election may not take effect until at least twelve (12) months after the date on which the election is made;

             (ii) In the case of an election related to a payment, other than a payment described in Section 3(B)(ii), a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise have been paid; and

             (iii) In the case of an election to change the time or form of a distribution related to a payment at a specified time or pursuant to a fixed schedule, the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

When the supplemental annuity payments under this Section are converted to a lump sum form of payment, such lump sum shall be calculated using the actuarial assumptions for calculations of lump sum benefits under the Annuity Plan at the first of the month following the later of (i) such employee’s “Separation from Service” (within the meaning of Code section 409(A) or (ii) attainment of the earliest of the following: (a) attainment of age fifty five (55), or (b) such employee’s age added to years of Creditable Service as determined under the Annuity Plan equaling or exceeding ninety (90), and such lump sum amount shall be carried forward with interest until the date of distribution under this Section.

8.          Permitted Delays. Notwithstanding any other provision of this Supplemental Plan, any payment on account of an employee under the Supplemental Plan shall be delayed upon the Company’s reasonable anticipation of one or more of the following events:

(a)    The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)    The making of the payment would violate Federal securities laws or other applicable law;

provided, that (i) the delay rule shall be applied consistently to similarly situated employees, (ii) the employee shall not have a choice as to the timing of the payment, and (iii) any payment delayed pursuant to this Section 8 shall be paid in accordance with Code section 409A.

9.          FICA Taxes.        The payment of NonGrandfathered Benefits shall be accelerated as necessary to pay FICA taxes (and any corresponding income taxes and/or to satisfy any withholding requirements related thereto), in a timely manner.

10.        Amendment and Termination.    The Board of Directors of the Company or its authorized designee shall have the rights to amend, suspend, or terminate the Supplemental Plan at any time. Upon termination of the Supplemental Plan, payment of benefits shall be made to employees and beneficiaries in the manner and at the time described in the Supplemental Plan unless the Board of Directors of the Company or its authorized designee determines in its sole and absolute discretion that all such amounts shall be distributed upon termination and in accordance with the requirements under Code section 409A. Upon termination of the Supplemental Plan, no further accruals of benefits shall be permitted. In the event the Supplemental Plan is terminated, the Company shall continue to administer the Supplemental Plan in accordance with the relevant provisions thereof until the employees’ benefits have been paid hereunder. Notwithstanding the foregoing, no amendment of the Supplemental Plan shall apply to Grandfathered Benefits unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Supplemental Plan amendment from resulting in an inadvertent “material modification” to Grandfathered Benefits.

* * *

Form of Amendments to the

PFIZER INC NONFUNDED SUPPLEMENTAL RETIREMENT

PLAN (“SPRAP”)

1.	Section 6 of the SPRAP is amended by adding to the end thereof to read as follows:

Any amounts which may not be paid under Appendix B of Part B of the PCPP due to such Member having more than $132,000 in pensionable earnings in 2004 (as adjusted in accordance with tax laws and regulations) shall be payable hereunder in accordance with the terms of such Appendix B.

2.	Section 11 is added to the end of the SPRAP to read as follows:

11.      Errors in Calculating Lump-Sum Option Payments. Whenever due to (1) a bona fide mathematical or actuarial error, or (2) additional compensation for purposes of the Plan for the taxable year of the Participant in which the Participant has a Separation from Service which has been administratively impracticable to take into account at the time of such Separation from Service, the amount of such 409A Benefit is determined after such payment to have been less than if such error had not been made or such compensation taken into account, then a supplemental corrective lump sum payment correcting such error or taking into account such additional compensation may be made by the Company prior to December 31st of the year in which the lump sum payment was made, After such December 31st, no further corrective payment shall be made.

3.	Section 12 is added to the end of the SPRAP to read as follows:

12.              Claims Procedures. Any request by a participant or any other person for any benefit alleged to be due under the Plan shall be known as a “Claim” and the participant or other person making a Claim, or the authorized representative of either, shall be known as a “Claimant.” The Retirement Committee or its delegate reviewer has sole discretion to determine whether a communication from an individual shall be a Claim. To the extent of their responsibility to review benefit claims or to review the denial of benefit claims, the Committee and the reviewer shall have full authority to interpret and apply, in their discretion, the provisions of the Plan. The decisions of the Committee and reviewer shall be final and binding upon any and all Claimants, including, but not limited to, participants and their beneficiaries, and any other individuals making a Claim or requesting review of a Claim through or under them, and shall be afforded the maximum deference permitted by law. A participant may not maintain a court action over a disputed claim until he or she has exhausted the Plan’s claims procedures.

           Claimant may submit a written application to the Committee or its delegate reviewer for payment of any benefit that he believes may be due him under the Plan, in accordance with Plan procedures. Such application shall include a general description of the benefit which the Claimant believes is due, the reasons the Claimant believes such benefit is due and any information as the Committee or its delegate reviewer may reasonably request. The Committee or its delegate reviewer will process the Claimant’s application within ninety (90) days of the receipt of the Claim by the Committee or its delegate reviewer unless special circumstances require an extension of time for processing the Claim. In such event, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period but in no event shall the extension exceed a period of ninety (90) days from the end of such initial period. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. If the Committee or its delegate reviewer has not determined the Claimant’s eligibility for a Plan benefit within this ninety (90) day period (one hundred eighty (180) day period if circumstances require an extension of time), the Claim is deemed denied. A Claim is considered approved only if such approval is memorialized by the Committee or its delegate reviewer in writing.

         If a Claim is denied in whole or in part, the notice of denial shall set forth (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary, if applicable, and (iv) an explanation that, if an adverse determination is made on review, the Claimant may have a right to bring civil action under Section 502(a) of ERISA. Within sixty (60) days of the receipt of a notice of denial of a Claim in whole or in part or a deemed denial, a Claimant (i) may request a review upon written application to the Committee, (ii) may review documents pertinent to the Claim, and (iii) may submit issues and comments in writing to the Committee. The Claimant shall be provided upon request and free of charge, reasonable access to all documents, records and other information relevant to the Claimant’s Claim for benefits.

            The Committee will review a Claim for which a request for review has been made and render a decision not later than sixty (60) days after receipt of a request for review; provided, however, that if special circumstances require extension of a time for processing, a decision shall be rendered no later than one hundred and twenty (120) days after receipt of the request for review. Written notice of any such extension shall be furnished to the Claimant within sixty (60) days after receipt of request for review. The Committee’s decision shall be in writing and shall set forth (i) the specific reason or reasons for the denial on review, (ii) specific reference to the pertinent Plan provisions on which the denial on review is based, (iii) an explanation that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Claim for benefits, and (iv) an explanation that if an adverse determination is made on review, the Claimant may have the right to bring a civil action under Section 502(a) of ERISA. If the decision on review is not furnished within the applicable time, the Claim shall be deemed denied on review.